UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2008

SAN JOAQUIN BANCORP
(Exact name of registrant as specified in charter)

California	000-52165	20-5002515
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301
(Address of Principal Executive Offices) (Zip Code)

661-281-0360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 27, 2008, San Joaquin Bancorp's (the "Registrant’s") board of directors (the “Board”) granted stock option awards to Bruce Maclin, Chief Executive Officer and Chairman of the Board, Bart Hill, President of the Registrant and President and Chief Executive Officer of the Registrant’s subsidiary, San Joaquin Bank (the "Bank"), Stephen Annis, Chief Financial Officer, John Ivy, Chief Credit Officer of the Bank, and Philip McLaughlin, Senior Vice President of the Bank, pursuant to the Registrant’s 1999 Stock Incentive Plan and the form of the Incentive Stock Option Agreement, as follows: Bruce Maclin – 5,000 shares; Bart Hill – 5,000 shares; Stephen M. Annis – 2,400 shares; John W. Ivy – 2,400 shares; and Philip McLaughlin – 2,000. All of the options granted were incentive stock options. The exercise price for all options was the closing market price on the date of grant of $29.40, except that the exercise price for options granted to Bruce Maclin was $32.34. The options vest at an annual rate of 20% per year over the first five years of the option term. Each of the options has a term of 10 years, except that the term of Mr. Maclin's options is 5 years.

Item 8.01 Other Events.

On February 27, 2008, the Board changed the record date and meeting date for the 2008 annual meeting of shareholders. The annual meeting will be held on May 20, 2008 for shareholders of record on March 31, 2008.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibits are included with this Report:

Exhibit 10.1 Form of Incentive Stock Option Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP

By: /s/ Stephen M. Annis

Executive Vice President and Chief Financial Officer Date: March 4, 2008